As filed with the Securities and Exchange Commission on January 30, 2026

Registration No. 333-280082

Registration No. 333-260881

Registration No. 333-257295

Registration No. 333-229431

Registration No. 333-217545

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-280082
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260881
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257295
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-229431
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217545
UNDER
THE SECURITIES ACT OF 1933

SM Energy Company
(as successor in interest to Civitas Resources, Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0518430 (I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 3200 Denver, Colorado (Address of Principal Executive Office)	80203 (Zip Code)

Civitas Resources, Inc. 2024 Long Term Incentive Plan
Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan
2021 Long-Term Incentive Plan
Non-Plan Inducement Awards of Restricted Stock Units
Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan
(Full title of the plan)

James B. Lebeck
Executive Vice President Corporate Development and General Counsel
SM Energy Company
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
(Name and address of agent for service)

(303) 861-8140
(Telephone number, including area code, of agent for service)

Copies to:

Robyn Zolman
Gibson, Dunn & Crutcher LLP
1900 Lawrence Street, Suite 3000
Denver, Colorado 80202
(303) 298-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by SM Energy Company, a Delaware corporation (the “Company”), as successor in interest to Civitas Resources, Inc., a Delaware corporation (“Civitas”), deregister any and all shares of common stock, par value $0.01 per share (“common stock”), of Civitas registered but unissued as of the date hereof under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by Civitas with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-280032), which was filed with the SEC on June 10, 2024, registering 3,565,000 shares of common stock issuable pursuant to the Civitas Resources, Inc. 2024 Long Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-260881), which was filed with the SEC on November 8, 2021, registering 3,577,424 shares of common stock issuable pursuant to the Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-257295), which was filed with the SEC on June 22, 2021, registering 700,000 shares of common stock issuable pursuant to the 2021 Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-229431), which was filed with the SEC on January 30, 2019, registering 170,613 shares of common stock issuable pursuant to certain Non-Plan Inducement Awards of Restricted Stock Units.

•	Registration Statement on Form S-8 (No. 333-217545), which was filed with the SEC on April 28, 2017, registering 2,467,430 shares of common stock issuable pursuant to the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan.

On January 30, 2026, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 2, 2025, by and among the Company, Cars Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”), and Civitas, (i) Merger Sub was merged with and into Civitas, with Civitas surviving as a wholly owned subsidiary of the Company (the “first merger” and the surviving entity, the “first surviving corporation”), and (ii) immediately following the first merger, the first surviving corporation was merged with and into the Company, with the Company continuing as the surviving corporation (together with the first merger, the “mergers”) and each share of Civitas’ common stock was converted into the right to receive 1.45 shares of common stock, par value $0.01 per share, of the Company.

In connection with the closing of the mergers, the offerings pursuant to each of the Registration Statements have been terminated. In accordance with undertakings made by Civitas in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of common stock that had been registered but that remain unsold at the termination of the offerings, the Company, as successor to Civitas, hereby removes from registration all shares of common stock that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 30, 2026.

SM ENERGY COMPANY (as successor in interest to Civitas Resources, Inc.)

By:	/s/ James B. Lebeck
	Name:	James B. Lebeck
	Title:	Executive Vice President Corporate Development and General Counsel

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.